Exhibit 23

[HORNE LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2011 and in the Registration Statement on Form S-8 (No. 333-89680) of Citizens Holding Company of our reports dated March 9, 2012 related to our audit of the consolidated financial statements and internal control over financial reporting which appear in the 2011 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2011.

/s/ HORNE LLP

Ridgeland, Mississippi

March 9, 2012